Exhibit 10.2

EMPLOYEE AGREEMENT REGARDING

CONFIDENTIALITY AND NON-SOLICITATION

This Agreement is intended to set forth in writing my responsibility as an Associate of West Marine, Inc. and its subsidiaries (“West Marine”).

In consideration for West Marine offering me employment in accordance with the letter agreement dated December 6, 2004 (the “Employment Agreement”), I acknowledge and agree that:

1. Effective Date. This agreement (“Agreement”) shall become effective January 3, 2005.

2. Confidentiality. I will maintain in confidence and will not disclose or use, whether during or after the term of my employment any proprietary or confidential information belonging to West Marine (“Confidential Information”), whether or not in written form, except to the extent required to perform duties on behalf of West Marine. Confidential Information refers to any information which has commercial value and concerns the business of West Marine or its customers or suppliers, which was disclosed to me by West Marine or its customers or suppliers, or which was learned, discovered, developed, conceived, originated or prepared by me in the scope of my employment with West Marine. Such Confidential Information includes, but is not limited to, information relating to West Marine’s products, product mix, finances, suppliers, customers, catalog mailing lists, sales and marketing plans, future business plans and any other information which is identified as confidential by West Marine. The obligations contained in this Section 2 shall not apply to any information (i) which becomes generally known in the trade or industry not as a result of a breach of this Agreement, or (ii) which was already known to me prior to my commencing employment with West Marine, or (iii) which was disclosed to me by a third party who does not owe a duty of confidentiality to West Marine and to whom West Marine does not owe a duty of confidentiality.

3. West Marines Materials. Upon voluntary or involuntary termination of my employment with West Marine or at any other time upon West Marine’s request, I will promptly deliver to West Marine, without retaining any copies, all documents and other materials furnished to me by West Marine or prepared by me for West Marine.

4. No Competitive Employment While Employed. During the term of my employment with West Marine, I will not engage in any employment, consulting, or other activity in any business competitive with West Marine without West Marine’s written consent.

5. Non-Solicitation. During the term of my employment with West Marine and for a period of two (2) years thereafter, (i) I will not solicit, or cause others to solicit, any employees or independent contractors of West Marine to terminate their relationship with West Marine, and (ii) I will not knowingly or intentionally interfere in any way with the contractual relationship between West Marine and any supplier or customer of West Marine.

6. Survival. Notwithstanding the termination of my employment, Section 2 (“Confidentiality”) and 5 (“Non-Solicitation”) shall survive such termination.

7. Specific Performance. A breach of any of the provisions of this Agreement will cause irreparable damage to West Marine for which there will be no adequate remedy at law, and West Marine shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

8. Severability. If any one or more of the provisions (or any put thereof) contained in this Agreement should, for any reason, be held to be unenforceable in any respect under the laws of the United States or any state thereof, such unenforceability shall not affect any other provisions, and this Agreement shall be construed in the applicable jurisdiction as if the unenforceable provision had not been contained herein.

9. Reformation. In the event that provisions for Section 4 or 5 should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding restrictive covenants, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

10. Entire Agreement. This Agreement, and the Employment Agreement, constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified, and a provision can be waived, only with the written consent of both me and West Marine. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

WEST MARINE, INC.

By:	/s/ Randy Repass
Randy Repass, Chairman

ASSOCIATE

/s/ Peter Harris	December 6, 2004
Peter Harris